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                                                                   EXHIBIT 21.01



SUBSIDIARIES OF THE REGISTRANT


PLATO Learning, Inc. has four subsidiaries:

1.       PLATO, Inc.

2.       CyberEd, Inc.

3.       Wasatch Interactive Learning Corporation

4.       TeachMaster Technologies, Inc.


PLATO, Inc. has two subsidiaries:

1.       PLATO Learning (Canada), Inc.

2.       PLATO Learning (UK), Ltd.